Exhibit 10.2

Execution version
confidential

ASSIGNMENT, ASSUMPTION AND NOVATION AGREEMENT

This ASSIGNMENT, ASSUMPTION AND NOVATION AGREEMENT (this “Agreement”), dated as of May 13, 2021 (the “Effective Date”), is by and among Roivant Sciences Ltd. (“Roivant”), Roivant China Holdings Ltd. (“Roivant China”), Sinovant Sciences HK Limited (“Sinovant HK”), Sinovant Sciences Co., Ltd. (“Sinovant,” and together with Roivant, Roivant China and Sinovant HK, the “Assignors”), Sumitomo Pharmaceuticals (Suzhou) Co., Ltd. (“Assignee”), Sumitomo Dainippon Pharma Co., Ltd. (“Assignee Parent”), Nabriva Therapeutics Ireland Designated Activity Company (“Nabriva Ireland”), and Nabriva Therapeutics GmbH (“Nabriva Therapeutics,” and together with Nabriva Ireland, “Nabriva”). Each of Assignors, Assignee, Assignee Parent, Nabriva Ireland and Nabriva Therapeutics may be referred to herein as a “Party” and collectively, the “Parties” hereunder.

W I T N E S S E T H :

WHEREAS, (i) Assignors and Nabriva are parties to that certain License Agreement dated as of March 26, 2018, as amended on October 29, 2020 (the “Nabriva License Agreement”); (ii) Roivant China, Sinovant HK and Nabriva Ireland are parties to that certain Technology Transfer Agreement, dated as of October 21, 2020 (the “Nabriva Technology Transfer Agreement”); (iii) Roivant China, Sinovant HK, Sinovant and Nabriva Ireland are parties to that certain Trademark License Agreement, dated as of May 11, 2020 (the “Nabriva Trademark Agreement”);  (iv) Sinovant HK, Sinovant and Nabriva Ireland are parties to that certain Safety Data Exchange Agreement, dated August 2, 2019 (the “Nabriva Safety Data Exchange Agreement”); and (v) Sinovant HK, Sinovant and Nabriva Ireland are parties to that certain Agreement for the Manufacture & Supply of Clinical Trial Material, dated as of October 4, 2019; (the “Nabriva Manufacture Agreement”); and together with the Nabriva Manufacture Agreement, the Nabriva License Agreement, the Nabriva Technology Transfer Agreement, the Nabriva Trademark Agreement and the Nabriva Safety Data Exchange Agreement, (the “Nabriva Agreements”);

WHEREAS, Assignors, Assignee Parent, and Assignee have entered into that certain Asset Purchase Agreement, dated as of May 1, 2021 (the “Purchase Agreement”), pursuant to which, among other things, and effective as of the Closing (as defined in the Purchase Agreement and, as referenced herein, the “Effective Time”), Assignors have agreed to sell, assign, transfer, convey and deliver to Assignee and Assignee has agreed to purchase, accept and assume from Assignors, the Assigned Rights and Assumed Obligations (each as defined below);

WHEREAS, in connection with the foregoing, Assignors desire to sell, assign, transfer, convey and deliver to Assignee, and Assignee wishes to accept and assume from Assignors, the Assigned Rights and Assumed Obligations, in each case upon the terms and conditions set forth herein; and

WHEREAS, in connection with the foregoing Assignee Parent is willing to guarantee Assignee’s performance of the Assumed Obligations.

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Assignment, Assumption and Novation.

(a)Effective as of the Effective Time, Assignors hereby sell, assign, transfer, convey and deliver to Assignee, and Assignee hereby acquires and accepts, all of Assignors’ right, title and interest in and to the Nabriva Agreements (“Assigned Rights”) and all of Assignors’ obligations and liabilities under the Nabriva Agreements (“Assumed Obligations”).  Effective as of the Effective Time, Assignee hereby assumes and agrees to pay, discharge and perform as they become due all of the Assumed Obligations. If withholding taxes, value added taxes or similar taxes are imposed on payment of any of the Assumed Obligations, the liability for such taxes shall be the sole responsibility of Assignee, and Assignee shall increase any such amounts payable as necessary so that after such withholding or deduction has been made (including such deductions and withholdings applicable to additional sums payable under the Nabriva Agreements), Nabriva receives an amount equal to the sum it would have received had no such withholding or deduction been made; provided, however, that Nabriva shall be required to repay or refund to Assignee, without interest, any such increased amounts payable to the extent any credit or deduction for applicable tax purposes attributable to such increased amounts results in an actual reduction in tax liability of Nabriva (or any affiliate of Nabriva) under applicable law (calculated on a “with and without” basis as reasonably determined by Nabriva).   Nabriva hereby consents to the foregoing assignment and assumption of the Assigned Rights and Assumed Obligations. The Parties acknowledge and agree that nothing in this Agreement is intended to or shall modify or change the rights or obligations between Assignors, on the one hand, and Assignee and Assignee Parent, on the other hand, under the Purchase Agreement.

(b)Effective as of immediately after the Effective Time, Assignee shall observe, perform and be bound by the terms and conditions of the Nabriva Agreements as if Assignee were a party to the Nabriva Agreements in the place of Assignors (and as if all applicable references in the Nabriva Agreements to Assignors are to be read and construed as references to Assignee).

(c)Effective as of the Effective Time and in consideration of the undertakings given by Assignee in Sections 1(a) and 1(b) of this Agreement, Nabriva hereby accepts Assignee’s undertaking to observe, perform, discharge and be bound by the Nabriva Agreements as set forth in Sections 1(a) and 1(b) of this Agreement.

(d)Effective upon the later of (i) the Effective Time and (ii) delivery to Nabriva of reasonable evidence that the Assignee Validation Criteria (as defined below) are satisfied, Nabriva hereby releases and discharges Assignors from all obligations to observe, perform, and discharge the Assumed Obligations and be bound by the Nabriva Agreements, and from any and all liabilities, claims and demands arising under the Nabriva Agreements (it being understood that nothing herein shall affect, or release or discharge Assignors from, any claim or demand which Nabriva may have against Assignors with respect to the Nabriva Agreements arising out of matters occurring prior to the Effective Time).  “Assignee Validation Criteria” means (i) Assignee has been duly incorporated, is validly existing and is in good standing in the People’s Republic of China, (ii) Assignee has the equivalent of fifty million U.S. dollars (US$50,000,000) in shareholders equity as reflected in its most recent financial statements as of the Effective Time and (iii) Assignee is a wholly owned subsidiary of Assignee Parent.

(e)In consideration of Nabriva entering into this Agreement, Assignee Parent hereby irrevocably and unconditionally guarantees to Nabriva the obligation of Assignee to make all payments to Nabriva under the Nabriva Agreements as modified by Section 1(a) of this Agreement.  In addition, in the event of any litigation or arbitration between Assignee Parent or Assignee, on the one hand, and Nabriva or any affiliate of Nabriva, on the other hand, arising out of or relating to the Assumed Obligations or this Agreement, Nabriva and Assignee Parent agree to, and Assignee Parent guarantees that Assignee shall, promptly, in good faith and to the extent Nabriva or Assignee Parent or Assignee, as the case may be, would be required to comply with discovery requirements if it had a substantial presence in the State of New York, comply with discovery requirements, including without limitation requirements regarding the production of documents and the providing of witnesses, imposed by the court or arbitrator(s) in such litigation or arbitration or otherwise imposed under applicable law or regulation.  This guarantee shall survive the expiration or other termination of this Agreement or the Nabriva Agreements and shall survive and apply regardless of any amendments, waivers, extensions, modifications or other changes in the obligations of Assignee under this Agreement or the Nabriva Agreements.

2.	Additional Covenant.

Notwithstanding anything in this Agreement or the Nabriva Agreements to the contrary, as of and following the Effective Time, Nabriva acknowledges and agrees that Section 2.7 of the Nabriva License Agreement shall not apply to any development, manufacturing, commercialization or other exploitation of (a) any product or compound by Assignee or its affiliates outside the Territory or (b) Meropenem or any combination products or compounds containing Meropenem by Assignee or its affiliates in the Territory. Unless otherwise defined herein, all capitalized terms used in this Section 2 shall have the meanings ascribed to such terms in the Nabriva License Agreement.

3.	Representations and Warranties.

Nabriva acknowledges and agrees that: (i) each of the Nabriva Agreements is in full force and effect and is binding upon Nabriva and, to Nabriva’s knowledge, Assignors; and (ii) Nabriva, on the one hand, and, to Nabriva’s knowledge, Assignors, on the other hand, have performed in all material respects all of their obligations pursuant to each Nabriva Agreement and neither Nabriva nor, to Nabriva’s knowledge, Assignors, is in default or breach of any Nabriva Agreement.

4.	Miscellaneous.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules of such state.  The Parties hereby irrevocably agree that any claim or controversy arising out of or related to this Agreement or any breach hereof shall be subject to the exclusive jurisdiction of the United States District Court for the Southern District of New York and waive all rights they might otherwise have to object to venue before the jurisdictions of such court.  Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be reasonably necessary or appropriate in order to carry out the purposes and intent of this Agreement.  This Agreement and the rights granted and obligations assumed hereunder shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement.

[Remainder of Page Left Intentionally Blank; Signature Page Follows]

IN WITNESS WHEREOF, each Party has caused this Agreement to be duly executed as of the Effective Date.

ROIVANT SCIENCES LTD.

By:	/s/ Marianne Romeo
Name: Marianne Romeo
Title: Head, Global Transactions & Risk Management

ROIVANT CHINA HOLDINGS LTD.

By:	/s/ Marianne Romeo
Name: Marianne Romeo
Title: Head, Global Transactions & Risk Management

SINOVANT SCIENCES HK LIMITED

By:	/s/ Frank Torti /s/ Markus Rohrwild
Name: Frank Torti Name: Markus Rohrwild
Title: Director Name: Director

SINOVANT SCIENCES CO., LTD.

By:	/s/ Nora Fu
Name: Nora Fu
Title: Legal Representative

SUMITOMO DAINIPPON PHARMA CO., LTD.

By:	/s/ Hiroshi Nomura
Name: Hiroshi Nomura
Title: Representative Director, President and CEO

SUMITOMO PHARMACEUTICALS (SUZHOU) CO., LTD.

By:	/s/ Naoki Noguchi
Name: Naoki Noguchi
Title: Chairman, President and CEO

Signature Page to Nabriva Assignment and Assumption Agreement

NABRIVA THERAPEUTICS IRELAND DESIGNATED ACTIVITY COMPANY

By:	/s/ Dan Dolan
Name: Dan Dolan
Title: Director

NABRIVA THERAPEUTICS GMBH

By:	/s/ Mihovil Spoljaric
Name: Mihovil Spoljaric
Title: Managing Director

[Signature Page to Assignment, Assumption and Novation Agreement]